EXHIBIT 99.1

NEWS RELEASE DATED OCTOBER 2, 2008

♦NEWS♦

FOR RELEASE:  October 2, 2008

PetroHunter Energy Corporation Closes Sale of Beetaloo Basin Interest

Denver, Colo. – October 2, 2008 – PetroHunter Energy Corporation (OTC BB: PHUN) today announced it closed the transaction to sell and assign an undivided 50% working interest in four Exploration Permits comprising approximately seven million acres in the Beetaloo Basin in the Northern Territory, Australia. As consideration for acquiring a 50% working interest in the Beetaloo Basin project, Falcon Oil & Gas Ltd. issued PetroHunter securities convertible into common shares of Falcon stock having an agreed upon value of US$20 million (subject to adjustment), in addition to the US$5 million in cash paid by Falcon to PetroHunter on August 25, 2008. PetroHunter retains an undivided 50% working interest and will remain operator of the Beetaloo Basin project.

PetroHunter also announced that Falcon loaned PetroHunter US$5 million. The temporary bridge loan matures in 120 days and bears interest at a rate of 10% per annum. The loan is secured by a first mortgage in favor of Falcon on five wellbores owned by PetroHunter and by a pledge of US$7.5 million worth of the convertible securities issued to PetroHunter in connection with the Beetaloo Basin transaction.

Under the terms of the loan, the Beetaloo Basin purchase agreement was amended to reduce the maximum amount due to PetroHunter from US$7 million to US$3.5 million in the event that Falcon’s share price is less than CDN$0.63 per share at the time of receipt for a (final) prospectus covering the shares underlying the convertible securities.

PetroHunter and Falcon continue to work diligently toward closing the acquisition by Falcon of a 25% working interest in five wells located within PetroHunter’s 20,000 acre Buckskin Mesa project located in the Piceance Basin, Colorado, and an option to acquire a 50% working interest in the entire Buckskin Mesa property.

Marc A. Bruner, the Chairman, CEO and President of Falcon, is the founder and largest shareholder of PetroHunter.  Falcon advised PetroHunter and has announced that Mr. Bruner did not participate in the vote by the Falcon Board of Directors when the Falcon board voted to approve this transaction.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 20,000 net mineral acres in Colorado and an undivided 50 percent working interest in four exploration permits comprising approximately seven million acres in Australia. For more information, please visit www.petrohunter.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Senior Vice President and General Counsel
(303) 572-8900

Investor Relations & Media Contact:

CTA Integrated Communications
Warren Laird, Vice President
Shirley Thompson, President & CEO
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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